Exhibit 99.1

Contacts:

AtriCure, Inc. Julie Piton Vice President and Chief Financial Officer (513) 755-4561 jpiton@atricure.com	The Ruth Group Nick Laudico (investors) (646) 536-7030 nlaudico@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

AtriCure Announces $16.5 Million Private Placement

WEST CHESTER, Ohio – May 24, 2007 – AtriCure, Inc. (Nasdaq:ATRC), a medical device company focused on developing, manufacturing and selling innovative surgical devices, today announced that it has entered into definitive agreements with certain institutional investors to raise $16.5 million from the private placement of 1,789,649 shares of its common stock. Of the total private placement, 1,683,060 shares were sold at $9.15 per share, and 106,589 shares were sold to an affiliate at $10.32 per share, the closing bid price on May 23, 2007. Net proceeds to the Company will be approximately $15.2 million. The transaction is subject to customary closing conditions.

The net proceeds from the offering will be used for working capital and general corporate purposes, including research and development activities and potential acquisitions or other strategic initiatives. Piper Jaffray acted as exclusive placement agent for this offering.

The common stock sold in the private placement has not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission, or SEC, or through an applicable exemption from SEC registration requirements. The common stock was offered only to accredited investors. The Company has agreed to file a registration statement with the SEC covering the resale of the common stock issued in the private placement.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company focused on developing, manufacturing and selling innovative surgical devices designed to create precise lesions, or scars, in soft and cardiac tissues. Medical journals have described the adoption by leading cardiothoracic surgeons of the AtriCure Isolator® bipolar ablation clamps as a treatment alternative during open-heart surgical procedures to create lesions in cardiac, or heart, tissue to block the abnormal electrical impulses that cause atrial fibrillation, or AF, a rapid, irregular quivering of the upper chambers of the heart. Additionally, leading cardiothoracic surgeons have described the AtriCure Isolator® clamps as a promising treatment alternative for patients who may be candidates for sole-therapy minimally invasive procedures. AF affects more than 2.5 million Americans and predisposes them to a five-fold increased risk of stroke.

The FDA has cleared the AtriCure Isolator® bipolar ablation system, including the new Isolator SynergyTM ablation clamps, for the ablation, or destruction, of soft tissues in general and non-cardiac related surgical procedures, but to date has not cleared or approved the system for cardiac use or for the treatment of AF. The FDA has cleared the AtriCure multifunctional bipolar Pen for the ablation of cardiac tissue and for temporary pacing, sensing, stimulating and recording during the evaluation of cardiac arrhythmias, but the multifunctional bipolar Pen has not been approved for the treatment of AF.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation (including the purported class action lawsuit) or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.